     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2003



                                                                      333-103051

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BLUE RIVER BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

                   INDIANA                                       35-2016637
(State or other jurisdiction of incorporation       (I.R.S. Employer Identification No.)
               or organization)

                             ---------------------
             29 EAST WASHINGTON STREET, SHELBYVILLE, INDIANA 46176
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                         LAWRENCE T. TOOMBS, PRESIDENT
                          BLUE RIVER BANCSHARES, INC.
                           29 EAST WASHINGTON STREET
                           SHELBYVILLE, INDIANA 46176
                                 (317) 398-9721
           (Name, address, including zip code, of agent for service)

                                    COPY TO:
                            TIMOTHY M. HARDEN, ESQ.
                           MICHAEL J. MESSAGLIA, ESQ.
                               KRIEG DEVAULT LLP
                         ONE INDIANA SQUARE, SUITE 2800
                        INDIANAPOLIS, INDIANA 46204-2079
                                 (317) 636-4341
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE    AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
              REGISTERED                    REGISTERED          PER SHARE(1)           PRICE(1)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.........       555,555 shares           $4.50              $2,500,000          $230.00(2)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.


(2) Previously paid with the initial filing.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                      SUBJECT TO COMPLETION MARCH 27, 2003


PROSPECTUS

                          BLUE RIVER BANCSHARES, INC.

                         555,555 SHARES OF COMMON STOCK

                                $4.50 PER SHARE
                             ---------------------

     We are distributing, together with this prospectus, subscription rights to purchase shares of our common stock to persons who own our common stock as of
the close of business on           , 2003, the record date. You will receive one
subscription right for every share of our common stock that you own on the record date. Each subscription right will entitle you to purchase .3584 shares, rounded down to the nearest whole number, of our common stock at the subscription price of $4.50 per share. The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., eastern
standard time, on           , 2003. You will receive your shares as soon as
practicable after           , 2003.

     If you timely exercise all of your subscription rights, your ownership interest in Blue River will not be diluted and you may be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price, subject to the limitations set forth in this prospectus. We will allocate the over-subscription privilege of the rights offering on a pro-rata basis. If you purchase stock in the rights offering, you will be able to purchase shares of our common stock without incurring broker's commissions. We are undertaking this rights offering to raise additional capital without paying underwriting commissions and expenses.

     We are not required to sell any minimum number of shares in order to complete the rights offering and will have immediate use of any funds received as payment for the shares purchased. We may cancel the rights offering at any time and will return all funds received without interest.


     Directors, executive officers and their affiliates, who beneficially own approximately 28.4% of our common stock as of the date of this prospectus (not including stock options exercisable within 60 days), intend to purchase approximately 65,456 shares through the exercise of their subscription rights and over-subscription privileges, subject to the limitations set forth in this prospectus. If all of the subscription rights are exercised, directors, executive officers and their affiliates will beneficially own approximately 25.27% of our outstanding common stock (not including stock options exercisable within 60 days). Accordingly, we expect to receive proceeds from the offering of at least approximately $294,552, before deducting expenses payable by us, and expect to issue at least 65,456 shares of common stock in the offering.


     Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding. The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange.

     Shares of our common stock are currently listed for quotation on the Nasdaq
SmallCap Market under the symbol "BRBI." On           , 2003, the closing bid
price of a share of our common stock on Nasdaq was $      .


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING ADDITIONAL SHARES OF OUR COMMON STOCK.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.
                The date of this prospectus is           , 2003

                               TABLE OF CONTENTS


Prospectus Summary..........................................    1
  Questions and Answers About the Rights Offering...........    1
  Questions and Answers About Blue River Bancshares, Inc....    4
Risk Factors................................................    6
  Risk Factors Relating to Our Common Stock.................    6
     There is a risk that we may not grow or be successful
      because Shelby County Bank is subject to certain
      restrictions imposed by the Office of Thrift
      Supervision...........................................    6
     Our allowance for loan losses may prove to be
      insufficient to absorb probable losses in our loan
      portfolio.............................................    6
     We do not expect to pay cash dividends on our common
      stock.................................................    6
     We could be adversely affected by the loss of one or
      more principal members of our senior management team
      or by an inability to attract and retain qualified
      senior management.....................................    7
     Our future success is dependant on our ability to
      compete effectively in the highly competitive banking
      industry..............................................    7
     We may require additional capital in the future, which
      may not be available or may only be available on
      unfavorable terms.....................................    7
     We may be adversely affected by interest rate
      changes...............................................    7
     Because our business only is in Shelby County, Indiana,
      a downturn in the economy in our market area may
      adversely affect our business.........................    8
     We continually encounter technological change, and we
      may have fewer resources than many of our competitors
      to continue to invest in technological improvements...    8
     The regulatory system under which we operate, and
      potential changes thereto, could have a material
      adverse effect on our business........................    8
     There is a risk of non-payment of loans................    8
  Risks Related to the Rights Offering......................    9
     If you do not participate in this rights offering or do
      not exercise all of your subscription rights, you may
      suffer significant dilution of your percentage
      ownership of our common stock.........................    9
     The price of our common stock may decline before or
      after the subscription rights expire..................    9
     Once you exercise your subscription rights, you may not
      revoke the exercise...................................   10
     Because we have discretion in the use of the proceeds,
      we may not apply these funds effectively which could
      have an adverse effect on our business................   10
     We may incorrectly analyze the prospects of a financial
      institution we acquire................................   10
Special Note Regarding Forward-Looking Statements...........   10
We Are Subject to Restrictions Imposed by the Office of
  Thrift Supervision........................................   11
Selected Consolidated Financial Data........................   12
Use of Proceeds.............................................   13
We Do Not Anticipate Paying Dividends.......................   13
Price Range of Common Stock.................................   13
The Rights Offering.........................................   14
Material Federal Income Tax Considerations..................   20
Plan of Distribution........................................   21
Legal Matters...............................................   22
Experts.....................................................   22
Where You Can Find More Information.........................   22


                             ---------------------

     Blue River has not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy our common stock after the prospectus date.

                               PROSPECTUS SUMMARY


     This section answers in summary form some questions you may have about Blue River Bancshares, Inc. and this rights offering and highlights some of the information in this prospectus. Because this section is a summary, it does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "Where You Can Find More Information." For convenience, references in this prospectus to "we," "us" or "Blue River" mean Blue River Bancshares, Inc. References to "Bank" mean Shelby County Bank.


                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:   WHAT IS A RIGHTS OFFERING?

A: A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price of $4.50 per share and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership in Blue River.

Q:   WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

A: We are undertaking this rights offering to raise additional capital, without paying underwriting commissions and expenses, for the purposes set forth under the following question entitled "What will we do with the proceeds of the rights offering?". In addition, pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Blue River indicated that it intended to conduct a rights offering so that you have the opportunity to maintain your percentage interest in Blue River equal to your percentage interest prior to private placements with Russell Breeden, III, Wayne C. Ramsey, L. Gene Tanner and other accredited investors. We also determined that a rights offering was the best way to raise capital because if you exercise your subscription privileges in full, your ownership interests in Blue River will not be diluted, and you will be able to purchase shares of our common stock without incurring broker's commissions.


Q:   HOW MANY SHARES MAY I PURCHASE?



A:   You will receive one subscription right for every share of common stock
     that you owned on           , 2003, the record date. We will not issue any
     fractional shares of common stock for the exercise of any rights. Each subscription right entitles you to purchase .3584 shares, rounded down to the nearest whole number, of common stock for $4.50 per share. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed shareholder rights agreement, you may exercise your over-subscription privilege by indicating the number of additional shares that you wish to purchase for $4.50 per share. However, we may not be able to honor your over-subscription privilege for as many additional shares as you request on your shareholder rights agreement if the number of shares available for sale pursuant to the exercise of all over-subscription privileges is not sufficient to satisfy in full all over-subscription privileges. In addition, you may only exercise your over-subscription privileges in an amount determined by the formula set forth in the enclosed shareholder rights agreement. Subject to state securities laws and regulations, we also have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.



Q:   WHEN WILL I RECEIVE MY NEW SHARES?



A:   If you purchase shares of common stock through the rights offering, you
     will receive shares as soon as practicable after           , 2003. Subject
     to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.


Q:   WHAT WILL WE DO WITH THE PROCEEDS OF THE RIGHTS OFFERING?

A: We expect that the actual proceeds of the offering will be applied first to pay the expenses associated with the offering. After the expenses are paid, we intend to use the net proceeds for working capital and for such other general corporate purposes as our board of directors may determine from time to time, including additional capital for the Bank and investments in other financial institutions approved by our board of directors. Although we expect to use the proceeds in the manner discussed above, we reserve the right to use the proceeds in any manner which we consider appropriate.


Q:   WHAT IS A SUBSCRIPTION RIGHT?

A:   We are distributing to you, at no charge, one subscription right for every
     share of common stock that you owned on           , 2003, the record date.
     Each subscription right entitles you to purchase .3584 shares of our common stock, rounded down to the nearest whole number, for $4.50 per share. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. Each right carries with it a basic subscription privilege and an over-subscription privilege. You cannot give or sell your subscription rights to anybody else. Only you can exercise them.

Q:   WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

A: The basic subscription privilege of each subscription right entitles you to purchase .3584 shares of our common stock at a subscription price of $4.50 per share.

Q:   WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

A: We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $4.50 per share. As described below, there are limitations on your over-subscription privilege.

Q:   WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

A: We will issue up to 555,555 shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be 555,555 minus the number of shares purchased upon exercise of all basic subscription privileges. For example, if we sell 300,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 255,555 shares available for purchase by shareholders exercising over-subscription privileges, subject to certain limitations. The number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. The maximum number of shares that you will be entitled to purchase upon the exercise of your over-subscription privileges is equal to the following:

     - the number of shares of our common stock owned by you on the close of
       business on           , 2003, divided by 1,550,454 (number of shares
       without regard to the private placement);


     - multiply that number by 2,961,705 (number of shares outstanding following the rights offering assuming all 555,555 shares are purchased); and


     - subtract from that number the amount of shares owned on the record date and the amount of shares you will receive by fully exercising your basic subscription rights.

     In certain circumstances, in order to comply with applicable state securities laws, we may also not be able to honor all over-subscription privileges even if we have shares available.


     Please contact Lawrence T. Toombs, our President, at (317) 398-9721 with any question concerning the calculation of the shares you may purchase pursuant to your oversubscription privileges.


Q:   MUST ALL HOLDERS OF RIGHTS PAY THE SUBSCRIPTION PRICE IN CASH?

A: All shareholders granted rights who wish to participate in the rights offering must timely pay the subscription price by wire transfer, certified or cashier's check drawn on a U.S. bank, or personal check that is received before expiration of the rights.

Q:   HOW DID BLUE RIVER ARRIVE AT THE $4.50 PER SHARE PRICE?

A: We believe that the $4.50 per share price meets our objective of raising the maximum amount of net proceeds while providing you with an opportunity to make an additional investment in our common stock. In determining this price, our board of directors considered several factors, including the historic and current market price of the common stock, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the per share price paid by investors in our most recent private placement, the previous operating results, the amount of proceeds desired, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. In addition, pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Blue River indicated that it intended to conduct a rights offering, in the amount of 555,555 shares of common stock at $4.50 per share. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price.

Q:   HOW AND BY WHAT DATE MUST I EXERCISE MY SUBSCRIPTION RIGHTS?


A: You must properly complete the attached shareholder rights agreement and deliver it to the subscription agent, Continental Stock Transfer & Trust
     Company before 5:00 p.m., Eastern Standard Time, on           , 2003. The
     subscription agent's address, for delivery purposes, is on page 20. Your shareholder rights agreement must be accompanied by proper payment for each share that you wish to purchase.


Q: WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER OR A CUSTODIAN BANK?

A: If you hold shares of Blue River common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, dealer or nominee with the other rights offering materials.


Q:   HOW MANY SHARES WILL DIRECTORS AND EXECUTIVE OFFICERS OF BLUE RIVER
     PURCHASE?



A: The directors, executive officers and their affiliates of Blue River currently beneficially own approximately 28.4% of our outstanding shares of common stock (not including stock options exercisable within 60 days), and intend to exercise their basic subscription privileges and over-subscription privileges in the amount of at least $294,552. As a result, we expect that at least 64,456 of the 555,555 shares offered in this rights offering will be subscribed for.



     Pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Messrs. Breeden, Ramsey and Tanner purchased shares of Blue River in a recent private placement and have agreed not to exercise their subscription rights that they will receive in this offering with respect to the shares purchased in the private placement. Messrs. Breeden and Tanner are directors of Blue River.


Q: HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS RIGHTS OFFERING?

A: Our board of directors does not make any recommendation to you about whether you should exercise any rights.

Q:   HOW LONG WILL THE RIGHTS OFFERING LAST?


A: You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m.,
     eastern standard time, on           , 2003, your subscription rights will
     expire.


Q:   CAN BLUE RIVER CANCEL THE RIGHTS OFFERING?

A:   Yes. Our board of directors may cancel the rights offering at any time on
     or before           , 2003 for any reason. If we cancel the rights
     offering, any money received from shareholders will be refunded promptly, without interest.

Q:   HOW MUCH MONEY WILL BLUE RIVER RECEIVE FROM THE RIGHTS OFFERING?

A: Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all 555,555 shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive gross proceeds of approximately $2.5 million, before deducting
     expenses payable by us, estimated to be approximately $          .

Q:   HOW MANY SHARES OF COMMON STOCK WILL BE OUTSTANDING AFTER THE RIGHTS
     OFFERING?

A: The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 555,555 new shares of common stock. As a result, we expect to have approximately 2,961,705 shares of common stock outstanding immediately after the rights offering.

Q:   WHAT IF I HAVE MORE QUESTIONS?

A: If you have more questions about the rights offering, please contact Lawrence T. Toombs, our President, at (317) 398-9721.


            QUESTIONS AND ANSWERS ABOUT BLUE RIVER BANCSHARES, INC.



Q:   WHAT IS BLUE RIVER BANCSHARES, INC.?



A: Blue River is a savings and loan holding company which owns all of the issued and outstanding stock of Shelby County Bank, its federally-chartered savings bank subsidiary. The Bank maintains its main office in Shelbyville, Indiana. The retail strategy of the Bank is to offer, primarily in Shelby County and contiguous counties, a wide range of basic banking products and services that are reasonably priced and easily understood by the customer. The commercial strategy of the Bank centers on small to medium-sized businesses.



Q:   WHERE ARE WE LOCATED?



A: Our principal executive offices are located at 29 East Washington Street, P.O. Box 927, Shelbyville, Indiana 46176. Our telephone number is (317) 398-9721.



Q:   WHEN WERE WE FORMED?



A: We were incorporated under the laws of the State of Indiana on March 18, 1997. The Bank was acquired by Blue River in 1998.



Q:   WHEN DID WE LAST RAISE CAPITAL?



A: We last raised capital in September, 2002 and February, 2003. During this period, we raised approximately $4,050,000 through private placements to investors of 855,696 new shares of our common stock. The shares of common stock sold in the private placements were sold for $4.73 per share to two directors, Russell Breeden, III and Wayne C. Ramsey, and to other accredited investors. Messrs. Breeden and Ramsey were added to our Board of Directors for terms ending in 2003 and 2005, respectively. This brings the current size of the Board of Directors to nine. In 2003, Mr. Breeden is entitled to designate another director of Blue River for a three-year term bringing the size of the Board of Directors to ten. As such, after Mr. Breeden makes his designation, Messrs. Breeden and Ramsey and Mr. Breeden's designee will hold three of the ten Board seats, or 30% of the Board.



Q:   WHAT RECENT FINANCIAL OR OPERATIONAL CHALLENGES FACE US?



A: The Bank's regulator, the Office of Thrift Supervision, issued letters in July 2000 and February 2001 which formally designated the Bank and Blue River to be in "troubled condition." In the July 2000 letter, the OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Since receiving the OTS letters, management has focused on compliance with the restrictions imposed by the OTS letters and remediation of the concerns included in the OTS letters.

Q: WHAT RESTRICTIONS ARE PLACED ON BLUE RIVER AFTER THE OTS DESIGNATES BLUE RIVER TO BE IN "TROUBLED CONDITION"?



A: We describe the OTS letters in more detail at page 11 under "We Are Subject to Restrictions Imposed by the Office of Thrift Supervision." In general, the February 2001 letter from the OTS placed restrictions on Blue River to notify the OTS at least thirty days prior to adding or replacing members of our board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless the payments are permitted by regulation.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deemed immaterial may also impair our business operations. If any of the following risks identified actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

RISK FACTORS RELATING TO OUR COMMON STOCK


  THERE IS A RISK THAT WE MAY NOT GROW OR BE SUCCESSFUL BECAUSE SHELBY COUNTY BANK IS SUBJECT TO CERTAIN RESTRICTIONS IMPOSED BY THE OFFICE OF THRIFT SUPERVISION.



     Our financial condition and results of operations are dependent upon the successful operation of our savings bank subsidiary, Shelby County Bank. Currently, the Bank's business plan and budget contemplate growth. However, there can be no assurances that the Bank will grow. In fact, depending on business conditions, the Bank's size may decrease. If the Bank or Blue River is unable to comply with the restrictions of the OTS, the OTS could take regulatory action. See "We Are Subject to Restrictions Imposed By the Office of Thrift Supervision." Because we are dependent upon the Bank for our income, regulatory action against the Bank could negatively impact the price of our stock.



  OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB PROBABLE LOSSES IN OUR LOAN PORTFOLIO.



     Lending money is a substantial part of our business. However, every loan we make carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:



     - cash flow of the borrower and/or the project being financed;



     - in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;



     - the credit history of a particular borrower;



     - changes in economic and industry conditions; and



     - the duration of the loan.



     We maintain an allowance for loan losses which we believe is appropriate to provide for any probably losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:



     - an ongoing review of the quality, size and diversity of our loan portfolio;



     - evaluation of non-performing loans;



     - historical loan loss experience; and



     - the amount and quality of collateral, including guarantees, securing the loans.



     At December 31, 2002, our allowance for probable loan losses as a percentage of total loans was 2.94%, and as a percentage of total non-performing loans was 42.8%. If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.


  WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.


     We have never paid a cash dividend on our common stock and do not expect to pay a cash dividend on our common stock following this rights offering. Rather, we intend to retain earnings and increase capital in furtherance of our overall business objectives. We will periodically review our dividend policy in view of our operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Cash and stock dividends are subject to determination and declaration by our board of directors, which will take into account our consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by our board of directors.



  WE COULD BE ADVERSELY AFFECTED BY THE LOSS OF ONE OR MORE PRINCIPAL MEMBERS OF OUR SENIOR MANAGEMENT TEAM OR BY AN INABILITY TO ATTRACT AND RETAIN QUALIFIED SENIOR MANAGEMENT.


     The success of our business will depend upon the services of our senior management team. Our business may suffer if we lose the services of any of these individuals, including Lawrence T. Toombs, President of Blue River and President and Chief Executive Officer of the Bank and Randy Collier, Executive Vice President of Blue River and Chief Credit Officer of the Bank. Mr. Toombs has entered into an employment agreement. Blue River has entered into a change in control agreement with Mr. Collier. However, there can be no assurances of their continued services. The loss of the services of Mr. Toombs or Mr. Collier could have a material adverse effect on the operations of Blue River and the Bank. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified market.


  OUR FUTURE SUCCESS IS DEPENDANT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.


     We encounter strong competition from other financial institutions operating in our market and elsewhere. We compete with other competitors which are larger than us and have greater financial and personnel resources than we have. Because of this competition, we may have to pay higher rates of interest to attract deposits. In addition, because of our smaller size, the amount we can loan to one borrower is less than that for most of our competitors. This may impact our ability to seek relationships with larger businesses in our market area. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for us to compete effectively with large national and super-regional banking institutions.


  WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE OR MAY ONLY BE AVAILABLE ON UNFAVORABLE TERMS.


     We believe that the net proceeds of the offering together with the net proceeds from the private placement will be sufficient to satisfy the Bank's capital requirements, as currently planned. If all the shares are not sold in the offering, the Bank may be forced to limit growth due to capital adequacy requirements. If this occurs, the Bank's ability to grow or meet the needs of its customers may be adversely affected, which could result in the decline in the value of the shares. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities of Blue River could reduce the proportionate interest of our shareholders.


  WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.



     Like other financial institutions, our operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income is compacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our loans.



     Our interest-earning assets and our interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks from changes in market interest rates.

  BECAUSE OUR BUSINESS ONLY IS IN SHELBY COUNTY, INDIANA, A DOWNTURN IN THE ECONOMY IN OUR MARKET AREA MAY ADVERSELY AFFECT OUR BUSINESS.


     Although we believe that economic conditions in our market area have been generally favorable, we cannot assure you that such conditions will continue to prevail. Substantially all of the Bank's loans will be to businesses and individuals in Shelby County and the surrounding counties. Any decline in the economy of these areas could have an adverse impact on the Bank. Unlike larger regional and multi-state banking operations that do not depend upon only a few markets, the Bank's loan and deposit growth will rely predominately on Shelby County and the surrounding counties. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes to such rates.


  WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND WE MAY HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO CONTINUE TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.


     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Bank's future success may depend, in part, on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technology and technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. In an attempt to up-date its technology and products and services provided to its customers, the Bank converted its data processing operations to Jack Henry Associates. We cannot assure you that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.


  THE REGULATORY SYSTEM UNDER WHICH WE OPERATE, AND POTENTIAL CHANGES THERETO, COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.



     We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these laws and regulations. In addition, many banking regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our other creditors or shareholders. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us by future legislation. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes or interpretations could be materially adverse to us.



  THERE IS A RISK OF NON-PAYMENT OF LOANS.


     The risk of non-payment of loans is inherent in banking. Such non-payment, if it occurs, may have a material adverse effect on the Bank's earnings and overall financial condition as well as the value of our common stock. Moreover, the Bank's focus on small and medium-sized businesses may result in a large concentration by the Bank of loans to such businesses. As a result, the Bank may assume greater lending risks than banks which have a lesser concentration of such loans and which tend to make loans to larger companies.

     The Bank's consumer lending focuses on single family mortgage loans, home equity loans, automobile loans and other forms of consumer lending. Consumer loan collections are dependent to a large degree on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by circumstances such as job loss and personal bankruptcy, as well as general economic conditions. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of a reduction in value of the underlying collateral.

     Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. Underwriting commercial loans involves an assessment of certain criteria, including, among others, management, products, markets, cash flow, capital, income and collateral of the borrower. Failure of the Bank's management to properly assess such underwriting criteria or the deterioration of a borrower's business or collateral could result in credit losses.

     Historically, the Bank has incurred significantly higher provisions for loan loss than its peers. Excessive charged-off loans, foreclosures and repossessions stem primarily from certain credits originated during the 1999 and 2000 fiscal years. Several of these loans are recorded as "other real estate", or are still in the process of collection. Many of these problem loans were attributable to actions of the former president which has been previously disclosed. Most of the loan problems were identified during the latter half of 2000.

     In 2000, the Bank recorded charge-offs of loans totaling $578,000 against the allowance for loan loss and recovered $3,000 in previously charged-off loans. In 2001, the Bank recorded charge-offs of loans totaling $2,312,000 against the allowance for loan loss while recovering $274,000 in previously charged-off loans. Through September 30, 2002, the Bank recorded charge-offs of loans totaling $350,000 against the allowance for loan loss and recovered $101,000 in previously charged-off loans. Management continues to pursue the collection of non-accrual and delinquent loans and the sale of repossessed assets.

     The Bank's management attempts to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and by prudent loan application and approval procedures. The Bank's management also manages credit risk and the credit approval process by adhering to written policies which generally specify underwriting standards for each type of loan. All such policies are reviewed by the board of directors of the Bank. However, there can be no assurance that such monitoring, procedures and policies will reduce certain lending risks. Loan losses can cause insolvency and failure of a financial institution. If this happens, its shareholders of such institutions could lose their entire investment.

     Applicable law determines the Bank's legal lending limit. The board of directors of the Bank has established an in-house limit that is lower than the Bank's legal lending limit. The size of the loans, which the Bank offers to its customers, may be less than the size of the loans that most of the Bank's competitors are able to offer. This limit will affect, to some degree, the ability of the Bank to seek relationships with the larger businesses in the Bank's market. The Bank satisfies loan requests in excess of its lending limit through the sale of participations in such loans to other banks. However, we cannot assure you that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in the sale of participations in such loans on terms favorable to the Bank.

RISKS RELATED TO THE RIGHTS OFFERING

  IF YOU DO NOT PARTICIPATE IN THIS RIGHTS OFFERING OR DO NOT EXERCISE ALL OF YOUR SUBSCRIPTION RIGHTS, YOU MAY SUFFER SIGNIFICANT DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

     This rights offering is designed to enable Blue River to raise capital while allowing all shareholders on the record date to maintain their relative proportionate voting interests. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

  THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE SUBSCRIPTION RIGHTS EXPIRE.

     We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered pursuant to the exercise of rights.

  ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE EXERCISE.

     Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased.


  BECAUSE WE HAVE DISCRETION IN THE USE OF THE PROCEEDS, WE MAY NOT APPLY THESE FUNDS EFFECTIVELY WHICH COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS.


     We cannot specify with certainty the amounts we will spend on particular uses from the net proceeds we will receive from the rights offering. Our board of directors will have broad discretion in the application of the net proceeds. Our board of directors currently intends to use the net proceeds as described in "Use of Proceeds." The failure by our board of directors to apply these funds effectively could have an adverse effect on our business.


  WE MAY INCORRECTLY ANALYZE THE PROSPECTS OF A FINANCIAL INSTITUTION WE
  ACQUIRE.


     While the board of directors currently has no definitive plans, if opportunities arise, some or all of the proceeds of the offering may be used by the Company or the Bank to finance acquisitions of, or invest in, other financial institutions, or of branches of other institutions, or to finance expansion into other lines of business closely related to banking. See "Use of Proceeds." Our acquisition of other financial institutions is subject to certain risks that could adversely affect our financial condition and profitability. These risks may include, among others, incorrectly assessing the financial institution's financial condition and future earnings potential or encountering difficulty in implementing our business strategy for the acquired financial institution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus, including the risk factors section, contains or incorporates by reference certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking forwards such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus that could cause actual results to differ materially from those contemplated in such forward-looking statements. A few uncertainties which could affect Blue River's future performance include, without limitation, the effects of competition, technological changes and regulatory developments; changes in fiscal, monetary and tax policies; market, economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; and changes in the securities markets. Investors should consider these risks, uncertainties, and other factors in addition to those mentioned by Blue River in its other filings from time to time when considering any forward-looking statement.

     We believe it is important to communicate our expectations to our investors. However, you are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. There may be events in the future that we are not able to predict accurately or over which we have no control. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

     The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                   WE ARE SUBJECT TO RESTRICTIONS IMPOSED BY
                        THE OFFICE OF THRIFT SUPERVISION


     On July 10, 2000 the Office of Thrift Supervision (the "OTS") issued a letter which formally designated the Bank to be in "troubled condition" based upon the preliminary findings of the OTS' then ongoing examination of the Bank. The OTS expressed supervisory concern relating to the Bank's management, operating losses, interest rate risk sensitivity, internal controls and loan documentation. Pursuant to the letter, the Bank is subject to the following restrictions: (i) no increase in total assets during any quarter in excess of an amount equal to interest credited on deposits during the quarter without prior written approval of the OTS, (ii) prior OTS approval of all executive compensation and agreements and the hiring of any executive officer, director or consultant or changing the responsibilities of any current executive officer,
(iii) prior notice to the OTS of all transactions between the Bank and its affiliates, (iv) prior OTS approval of all transactions between the Bank and third parties outside the normal course of business and (v) no golden parachute payments by the Bank, unless permissible pursuant to applicable law.


     On February 7, 2001 the OTS issued a letter which formally designated Blue River to be in "troubled condition" pursuant to the results of its March 13, 2000 examination. This letter places restrictions on Blue River to notify the OTS at least 30 days prior to adding or replacing of members of the board of directors, or employing or changing responsibilities of senior executive officers. The letter also prohibits golden parachute payments unless such payments are permitted by regulation.


     On April 5, 2001, the OTS notified the Bank in writing that the business plan and budget submitted by the Bank had been approved. Although the Bank is no longer subject to the growth restrictions previously imposed by the OTS, the Bank may not make any significant changes to its business plan and budget without prior approval of the OTS. The Bank's business plan and budget contemplates minimal growth. However, there can be no assurances that the Bank will grow. In fact, depending on business conditions, the Bank's size may decrease. The Bank has submitted a revised business plan and budget to the OTS. This draft provides for the reasonable growth of the Bank utilizing the additional $1,500,000 of capital which has been contributed to the Bank during the second and third quarter 2002. On March 17, 2003 the OTS issued a letter stating no objection to the growth projections as set forth in the budget.

                      SELECTED CONSOLIDATED FINANCIAL DATA


                          BLUE RIVER BANCSHARES, INC.


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
OPERATIONS
NET INTEREST INCOME.........................................           2,363               3,816
NON-INTEREST INCOME.........................................             149                  65
PROVISION FOR LOAN LOSSES...................................             261               1,985
NON-INTEREST EXPENSE........................................           4,479               5,237
NET INCOME/(LOSS) BEFORE INCOME TAXES.......................          (2,228)             (3,340)
INCOME TAX EXPENSE/(BENEFIT)................................            (151)             (1,164)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.........          (2,429)                 --
NET INCOME/(LOSS)...........................................          (4,506)             (2,176)
CONSOLIDATED BALANCE SHEET DATA
TOTAL ASSETS................................................          95,118             125,790
TOTAL DEPOSITS..............................................          73,733             107,620
LOANS, NET..................................................          56,596              71,936
TOTAL INVESTMENT SECURITIES.................................          26,666              29,789
SHAREHOLDERS' EQUITY........................................           9,873              12,593
GENERAL (AS OF)
NUMBER OF EMPLOYEES.........................................    36 FTE/7 PTE        35 FTE/8 PTE
NUMBER OF SHARES OUTSTANDING................................       1,859,802           1,549,913
WEIGHTED AVERAGE SHARES OUTSTANDING.........................       1,666,122           1,549,913
PER COMMON SHARE DATA
BASIC AND DILUTED LOSS PER COMMON SHARE BEFORE CHANGE IN
  ACCOUNTING PRINCIPLE......................................    $      (1.25)       $      (1.40)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.........           (1.46)                -0-
                                                                ============        ============
BASIC AND DILUTED LOSS PER SHARE............................    $      (2.71)       $      (1.40)
SELECTED PERFORMANCE RATIOS
RETURN ON AVERAGE ASSETS....................................           (3.94)%             (1.43)%
RETURN ON AVERAGE EQUITY....................................          (39.70)%            (15.14)%
AVERAGE SHAREHOLDERS' EQUITY TO AVERAGE ASSETS..............            9.94%               9.47%

                                USE OF PROCEEDS


     Our net proceeds from the rights offering will depend upon the number of shares that are purchased. If we sell all 555,555 shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of approximately $2.5 million, before deducting expenses payable by us,
estimated to be approximately $          .


     We expect that the actual proceeds of the offering will be applied first to pay the expenses associated with the offering. After the expenses are paid, we intend to use the net proceeds for working capital and for such other general corporate purposes as our board of directors may determine from time to time, including additional capital for the Bank and investments in other financial institutions approved by our board of directors. There are currently no definitive plans relating to such investments and there can be no assurances that such investments will ever be made. In addition, our growth is subject to certain restrictions imposed by the OTS and may be limited if all of the shares in this offering are not sold. See "Risk Factors -- There is a risk that we may not grow or be successful because Shelby County Bank is subject to certain restrictions imposed by the Office of Thrift Supervision." The board of directors will have complete discretion over the use of proceeds. See "Risk Factors -- Risks Related to the Rights Offering".


     Although we expect to use the net proceeds in the manner discussed above, we reserve the right to use the net proceeds in any manner which we consider appropriate.

                     WE DO NOT ANTICIPATE PAYING DIVIDENDS

     We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We are dependent upon the Bank for funds for dividends. For the foreseeable future, we anticipate that the Bank will retain any earnings which it generates for the operation and expansion of its business. The declaration and payment in the future of any cash dividends will be at the discretion of our board of directors and will depend upon the earnings, capital requirements and financial position of Blue River, general economic conditions and other pertinent factors.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "BRBI". The following table sets forth the reported high and low bid prices of our common stock for the periods indicated:

                                                              HIGH     LOW
                                                              -----   -----
2000
  First Quarter.............................................  $5.13   $3.94
  Second Quarter............................................   4.63    3.50
  Third Quarter.............................................   4.75    3.56
  Fourth Quarter............................................   4.25    2.13
2001
  First Quarter.............................................  $4.25   $3.06
  Second Quarter............................................   4.85    3.43
  Third Quarter.............................................   4.70    3.30
  Fourth Quarter............................................   4.65    3.45
2002
  First Quarter.............................................  $5.50   $4.15
  Second Quarter............................................   5.23    4.40
  Third Quarter.............................................   4.91    4.25
  Fourth Quarter............................................   4.90    4.25

     The closing bid price of our common stock was $      on           , 2003.
We urge you to obtain a current stock quote for our common stock.

                              THE RIGHTS OFFERING

     Before exercising any subscription rights, you should read carefully the information set forth under "Risk Factors".

WHAT IS A SUBSCRIPTION RIGHT?


     We are distributing non-transferable subscription rights to shareholders
who owned shares of our common stock on           , 2003, the record date, at no
cost to the shareholders. We will give you one subscription right for every share of common stock that you owned on the record date. Each subscription right will entitle you to purchase .3584 shares of common stock, rounded down to the nearest whole number, for $4.50 per share. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., eastern standard time, on
          , 2003. After that date, the subscription rights will expire and will no longer be exercisable.



HOW DID BLUE RIVER DETERMINE THE SUBSCRIPTION PRICE?



     We believe that the $4.50 per share price meets our objective of raising the maximum amount of net proceeds while providing you with an opportunity to make an additional investment in our common stock. Our board of directors chose the $4.50 per share subscription price after considering a variety of factors, including the following:



     - the historic and current market price of the common stock;



     - our need for capital;



     - alternatives available to us for raising capital;



     - the per share price paid by investors in our most recent private placement;



     - the amount of proceeds desired;



     - the previous operating results; and



     - the book value of our stock.



     In addition, pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Blue River indicated that it intended to conduct a rights offering, in the amount of 555,555 shares of common stock at $4.50 per share. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.



     The $4.50 per share subscription price should not be considered an indication of the actual value of Blue River or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $4.50 per share. We urge you to obtain a current quote
for our common stock before exercising your rights. On           , 2003, the
closing price of our common stock was $      . Our common stock is traded on the
Nasdaq SmallCap Market under the symbol "BRBI".


WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     Each subscription right will entitle you to receive, upon payment of $4.50 per share, .3584 shares of common stock. You will receive the shares that you purchase pursuant to your basic subscription privilege as soon as practicable
after           , 2003, whether you exercise your subscription rights
immediately prior to that date or earlier. You are not required to exercise any or all of your rights unless you wish to purchase shares under your over-subscription privilege described below, in which case you must exercise all of your rights.

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

     Our board of directors believed it was important to allow our shareholders to maintain their percentage of ownership of Blue River that would exist but for the issuance of shares in the private placement. Accordingly, we are providing an over-subscription privilege to our shareholders to allow them to maintain their percentage of ownership of Blue River without regard to the shares issued in the private placement. Your ability to maintain your percentage of ownership is dependent on a sufficient number of shares not being subscribed for pursuant to the basic subscription privilege.

     We will issue up to 555,555 shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be 555,555 minus the number of shares purchased upon exercise of all basic subscription privileges. For example, if we sell 300,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 255,555 shares available for purchase by individuals exercising over-subscription privileges, subject to certain limitations. The number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. The maximum number of shares you will be entitled to purchase upon the exercise of your over-subscription privileges on a pro rata basis with other shareholders exercising their over subscription is equal to the following:

     - the number of shares of our common stock owned by you on the close of
       business on           , 2003, divided by 1,550,454 (number of shares
       without regard to the private placement);

     - multiply that number by 2,961,705 (number of shares outstanding following the rights offering assuming all 555,555 shares are purchased); and

     - subtract from that number the amount of shares owned on the record date and the amount of shares you will receive by fully exercising your basic subscription rights.


     If all 555,555 shares of common stock are not purchased in the rights offering, the number of shares you may purchase pursuant to your over-subscription privilege will be decreased and the 2,961,705 in the above calculation shall be reduced by an amount equal to 555,555 less the number of shares actually subscribed for in the rights offering.


     In certain circumstances, in order to comply with applicable state securities laws, we may also not be able to honor all over-subscription privileges even if we have shares available.

     Please contact Lawrence T. Toombs, our President, at (317) 398-9721 with any questions concerning the calculation of the shares you may purchase pursuant to your over-subscription privilege.

HOW DO I EXERCISE MY OVER-SUBSCRIPTION PRIVILEGE?

     When you send in your shareholder rights agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase, in addition to the payment due for shares purchased through your basic subscription privilege. If the number of additional shares you are eligible to purchase exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares will be divided among other shareholders exercising their over-subscription privileges. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

     To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights to purchase shares of Blue River common stock you own individually and for shares of Blue River common stock you own jointly with your spouse. You only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

     When you complete the portion of the shareholder rights agreement to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of Blue River common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     If you own your shares of Blue River common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us:

     - the number of shares held on           , 2003, the record date, on your
       behalf;

     - the number of rights you exercised under your basic subscription privilege;

     - that your entire basic subscription privilege held in the same capacity has been exercised in full; and

     - the number of shares of Blue River common stock you subscribed for pursuant to the over-subscription privilege.

     Your nominee holder must also disclose to us certain other information received from you.

     If you exercised your over-subscription privilege and are allocated less than all of the shares of Blue River common stock for which you wished to subscribe, the excess funds you paid for shares of Blue River common stock that are not allocated to you will be returned in full by mail, without interest, as soon as practicable after the expiration date of the rights.


HOW DO I EXERCISE MY SUBSCRIPTION PRIVILEGES?



     You may exercise your subscription privileges by delivering to our subscription agent, Continental Stock Transfer & Trust Company on or prior to
          , 2003:



     - A properly completed and duly executed shareholder rights agreement;



     - Any required signature guarantees; and



     - Payment in full of $4.50 per share for the shares of common stock subscribed for by exercising your basic subscription privileges and, if desired, your over-subscription privileges.



     You should deliver your shareholder rights agreement and payment to our subscription agent at the address shown on page 20. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.



HOW CAN I PAY FOR THE SHARES I PURCHASE?



     Payment for the shares must be made in United States dollars. We will consider payment to have been received only upon:



     - actual receipt of any certified check or cashier's check drawn upon a U.S. bank or of any postal, telegraphic or express money order payable to the order of Blue River Bancshares, Inc.;



     - actual receipt of any funds transferred by wire transfer; or



     - actual receipt of any funds through an alternative payment method which we may approve.

     Payment for basic subscription privileges and over-subscription privileges may be effected through wire transfer as follows:



        Wire to:


        ABA#:


        Further Credit:


        Account #:


        Further Credit:


        Account #:



WHEN DO I NEED TO OBTAIN A SIGNATURE GUARANTEE?



     Signatures on the shareholder rights agreement do not need to be guaranteed if either the shareholder rights agreement provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the shareholder rights agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the shareholder rights agreement must be guaranteed by a commercial bank, broker, dealer, credit union, national securities exchange or savings association.



WHAT IS THE RELATIONSHIP BETWEEN THE PRIOR PRIVATE PLACEMENTS AND THIS RIGHTS OFFERING?



     On June 7, 2002, we entered into a stock purchase agreement with a group of investors for the sale of common stock. On September 17, 2002, we sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,466,000 in the aggregate. On February 5, 2003, we sold 546,348 shares of common stock at a price of $4.73 per share or approximately $2,584,000 in the aggregate. As part of the purchase agreement, we indicated that we intended to conduct a rights offering so that you will have the opportunity to maintain your percentage interest in Blue River equal to your percentage interest prior to the private placements mentioned above. We also determined that a rights offering was the best way to raise capital because if you exercise your basic subscription privileges in full, your ownership interests in Blue River will not be diluted as a result of the rights offering, and you will be able to purchase shares of our common stock without incurring broker's commissions.


WE ARE MAKING NO RECOMMENDATION TO RIGHTS HOLDERS.

     Neither Blue River nor its board of directors is making any recommendations to you as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

HOW LONG DO I HAVE TO EXERCISE MY RIGHTS?

     The rights will expire at 5:00 p.m., eastern standard time, on           ,
2003. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if our subscription agent receives your shareholder rights agreement or your payment after that time, regardless of when you sent the shareholder rights agreement and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

BLUE RIVER HAS RESERVED THE RIGHT TO WITHDRAW OR CANCEL THE RIGHTS OFFERING.


     Our board of directors may withdraw the rights offering at any time for any reason. If we cancel the rights offering, any money received from shareholders will be refunded promptly, without interest.

ARE THE SUBSCRIPTION PRIVILEGE AND OVER-SUBSCRIPTION PRIVILEGE TRANSFERABLE?


     Both the basic subscription privileges and over-subscription privileges are non-transferable and non-assignable. Only you may exercise these subscription rights.


NOTICE TO NOMINEE HOLDERS

     If you are a broker, a trustee or a depositary for securities who holds shares of Blue River common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of the issuance of the rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate shareholder rights agreements and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to our subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of Blue River common stock on the record date, so long as the nominee submits the appropriate shareholder rights agreements and certifications and proper payment.

HOW DO I EXERCISE MY RIGHTS IF I AM A BENEFICIAL OWNER BUT NOT A RECORD HOLDER?

     If you are a beneficial owner of shares of Blue River common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.


HOW MANY SHARES WILL DIRECTORS AND EXECUTIVE OFFICERS OF BLUE RIVER PURCHASE?



     The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. We expect to issue at least 65,456 shares to directors, executive officers and their affiliates during this rights offering, and if we sell all of the shares offered by this prospectus, then we will issue 555,555 new shares of common stock. As a result, we expect to have between approximately 2,471,606 and 2,961,705 shares of common stock outstanding immediately after the rights offering (not including stock options exercisable within 60 days). Pursuant to a Purchase Agreement, among Blue River, Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner, Messrs. Breeden, Ramsey and Tanner purchased shares of Blue River in a recent private placement and Messrs. Breeden, Ramsey and Tanner have agreed not to exercise their subscription rights that they will receive in this offering with respect to the shares purchased in the private placement.



     The following table sets forth certain information assuming all 555,555 shares are sold and that directors, executive officers and affiliates receive all 65,456 shares for which they intend to subscribe in the rights offering.



                                                                              PERCENTAGE OWNED BY      AGGREGATE PROCEEDS
                                                                              EXECUTIVE OFFICERS,         PAID FOR BY
                          PERCENTAGE CURRENTLY OWNED     SHARES OUTSTANDING   DIRECTORS AND THEIR     EXECUTIVE OFFICERS,
  SHARES CURRENTLY          BY EXECUTIVE OFFICERS,        AFTER THE RIGHTS    AFFILIATES AFTER THE    DIRECTORS AND THEIR
     OUTSTANDING        DIRECTORS AND THEIR AFFILIATES        OFFERING         RIGHTS OFFERING(1)          AFFILIATES
  ----------------      ------------------------------   ------------------   --------------------   ----------------------
   2,406,150                        28.4%                    2,961,705               25.27%                 $294,552


---------------


(1) Not including stock options exercisable within 60 days.


WHAT IF THERE ARE AMBIGUITIES IN THE EXERCISE OF SUBSCRIPTION RIGHTS?

     If you do not specify the number of subscription rights being exercised on your shareholder rights agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that we receive from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your shareholder rights agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

          (1) to subscribe for the number of shares, if any, that you indicated on the shareholder rights agreement that you wished to purchase through your basic subscription privilege, until your basic subscription privilege has been fully exercised; and

          (2) to subscribe for additional shares of common stock pursuant to the over-subscription privilege, subject to any applicable limitations.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest.

REGULATORY LIMITATION

     We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

OUR DECISION IS BINDING ON YOU

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will be under no duty to notify you of any defect or irregularity in connection with the submission of a shareholder rights agreement or incur any liability for failure to give such notification.

YOU MAY NOT REVOKE THE EXERCISE OF A SUBSCRIPTION RIGHT

     After you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Assuming we issue all of the shares of common stock offered in the rights offering, approximately 2,961,705 shares of common stock will be issued and
outstanding. This would represent an increase of approximately           in the
number of outstanding shares of common stock. If you do not exercise your basic subscription rights, the percentage of common stock that you hold will decrease if shares are purchased by other shareholders in the rights offering.

FEES AND EXPENSES

     You are responsible for paying any commissions, fees, taxes or other expenses incurred by you in connection with the exercise of the subscription rights. We will not pay such expenses.

IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or forms for use in connection with the rights offering, you should contact Lawrence T. Toombs, President of Blue River, at:

        Blue River Bancshares, Inc.
        29 East Washington Street
        P.O. Box 927
        Shelbyville, Indiana 46176
        Telephone:(317) 398-9721

     Important: Please carefully read the instructions accompanying the shareholder rights agreement and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your shareholder rights agreement, and you bear the risks associated with such delivery. If you choose to deliver your shareholder rights agreement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to
ensure delivery to our subscription agent prior to           , 2003.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is the opinion of our tax counsel, Krieg DeVault LLP, as to the application of existing material federal income tax law to the facts as presented in this prospectus relating to the rights offering. Krieg DeVault's opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority and administrative rulings and practice, all of which are subject to change at any time, possibly with retroactive effect. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion.


     This discussion may not address all possible federal, state, local or foreign tax consequences applicable to shareholders subject to special treatment under federal income tax law, such as financial institutions, broker-dealers, life insurance companies or traders in securities that elect to mark to market. Also, this discussion does not address applicable tax consequences if you hold Blue River common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. In addition, this discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws.


     You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

TAXATION OF SHAREHOLDERS

     The receipt and exercise of the subscription rights distributed pursuant to the rights offering is nontaxable to the shareholders.

     Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

     Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

     If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

     If you allow a subscription right to expire, it will be treated as having no tax basis.

     Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

     Expiration of Subscription Rights. You will not recognize any loss upon the expiration or lapse of a subscription right.

     Exercise of Subscription Rights. You will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

SALE OR EXCHANGE OF SHARES ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS

     If you sell or exchange shares of Blue River common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than 12 months will generally be taxable as long-term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 20%.

TAXATION OF BLUE RIVER

     Blue River will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                              PLAN OF DISTRIBUTION

     On or about           , 2003, we will distribute the subscription rights,
shareholder rights agreements and copies of this prospectus to individuals who
owned shares of common stock on           , 2003. We have not employed any
brokers, dealers or underwriters in connection with the rights offering and will not pay any underwriting commissions, fees or discounts in connection with the rights offering. Certain of our directors or officers may assist in the rights offering. These individuals will not receive any commissions or compensation other than their normal directors' fees or employment compensation and will not register with the Securities and Exchange Commission as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act.

     If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the shareholder rights agreement and return it with payment for the shares, to our subscription agent, at the address below. If you have any questions, you should contact our subscription agent, at:

        Continental Stock Transfer & Trust Company
        17 Battery Place
        New York, New York 10004-1123
        Telephone: (212) 509-4000
        Facsimile: (212) 509-5150

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus and the tax matters discussed under "Material Federal Income Tax Considerations" has been passed upon for us by Krieg DeVault LLP, Indianapolis, Indiana.

                                    EXPERTS


     The financial statements incorporated in this prospectus by reference from Blue River's Annual Report on Form 10-KSB for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in the accounting for goodwill and letters received from the Office of Thrift Supervision which designated the Bank to be in "troubled condition" subjecting the Bank to various restrictions as determined by the OTS), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or information we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the rights offering is completed:


     - our annual report on Form 10-KSB for the fiscal year ended December 31, 2002;



     - our definitive proxy statement filed April   , 2003 in connection with
       our 2003 annual shareholder meeting; and


     - the description of our common stock contained in the Registration Statement on Form 8-A, filed on June 22, 1998.

Our SEC file number is 000-24501.


     This prospectus is part of a registration statement on Form S-3 we have filed with the SEC relating to the securities that we are offering under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site.


     This document incorporates by reference important business, financial and other information about us that is not included in or delivered with this document. Documents incorporated by reference and any other copies of our filings with the SEC are available from us upon written or oral request and without charge to each person, including any beneficial owner, to whom a prospectus is delivered, excluding all exhibits unless specifically incorporated by reference as exhibits in this document.

     Written and telephone requests for any of these documents should be directed to us as indicated below:

        Blue River Bancshares, Inc.
        29 East Washington Street
        P.O. Box 927
        Shelbyville, Indiana 46176
        Attn.: Lawrence T. Toombs, President
        Telephone: (317) 398-9721

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are actual or estimated expenses incurred or to be incurred by the Company in connection with this offering:

FEES                                                            AMOUNT
----                                                          ----------
                                                                (IN $)
Filing Fee..................................................  $   230.00
Printing Expenses...........................................  $15,000.00*
Legal Fees, Blue Sky Fees and Expenses......................  $21,000.00*
NASDAQ Filing Fee...........................................  $ 5,555.55*
Transfer Agent Fees.........................................  $ 6,200.00*
Accounting Fees and Expenses................................  $15,000.00*
Miscellaneous Expenses......................................  $ 5,000.00*
                                                              ----------
          Total.............................................  $67,985.55*
                                                              ==========

---------------

* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Indiana Business Corporation Law and the Company's Articles of Incorporation and Bylaws, the Company's officers and directors are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested directors, a special legal counsel, or a majority vote of the shares of the Company's voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of the Company. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct was unlawful.

     Under the Indiana Business Corporation Law, a director of the Company cannot be held liable for actions that do not constitute willful misconduct or recklessness. In addition, the Articles of Incorporation of the Company provide that directors of the Company shall be immune from personal liability for any action taken as a director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a director of the Company against whom a shareholders' derivative suit has been filed cannot be held liable if a committee of disinterested directors of the Company, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of the Company.

     At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and the Company does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
 3.1      Amended and Restated Articles of Incorporation of the
          Company (incorporated by reference to the Company's
          Amendment No. 4 to the Registration Statement on Form SB-2,
          File No. 333-48269 filed on June 22, 1998)
 3.2      Amended and Restated By-Laws of the Company (incorporated by reference to the Company's Quarterly Report on Form 10-QSB, filed on November 14, 2002)
 5.1      Opinion of Krieg DeVault LLP re: legality
 8.1      Opinion of Krieg DeVault LLP re: tax matters
23.1      Consent of Krieg DeVault LLP (included in Exhibit 5 and 8)
24.1      Powers of Attorney (included in Signature Page)
99.1(a)   Shareholder Rights Agreement
99.1(b)   Instructions for Use of Shareholders Rights Agreement
99.2      Letter to Record Holders
99.3      Letter to Nominee Holders
99.4      Letter to Clients of Nominee Holders
99.5      Beneficial Owner Election Form
99.6      Nominee Holder Certification
99.7      Substitute Form W-9


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelbyville, State of Indiana, on March 25, 2003.


                                          BLUE RIVER BANCSHARES, INC.

                                          By:    /s/ LAWRENCE T. TOOMBS
                                            ------------------------------------
                                                     Lawrence T. Toombs
                                                         President

                               POWER OF ATTORNEY

     Each person signing below hereby makes, constitutes and appoints Lawrence
T. Toombs and Patrice Lima, and each of them, his true and lawful attorneys-in-fact to execute and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 as such attorney in-fact may deem appropriate.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of March 25, 2003.




              /s/ LAWRENCE T. TOOMBS                                     President
 ------------------------------------------------
                Lawrence T. Toombs


               /s/ STEVEN R. ABEL*                   Chairman of the Board and CEO (Principal Executive
 ------------------------------------------------                         Officer)
                  Steven R. Abel


              /s/ D. WARREN ROBISON*                   Senior Vice President, Secretary and Director
 ------------------------------------------------
                D. Warren Robison


               /s/ WAYNE C. RAMSEY*                                       Director
 ------------------------------------------------
                 Wayne C. Ramsey


            /s/ RUSSELL BREEDEN, III*                                     Director
 ------------------------------------------------
               Russell Breeden, III


             /s/ WENDELL L. BERNARD*                                      Director
 ------------------------------------------------
                Wendell L. Bernard


             /s/ RALPH W. VAN NATTA*                                      Director
 ------------------------------------------------
                Ralph W. Van Natta


               /s/ PETER G. DEPREZ*                                       Director
 ------------------------------------------------
                 Peter G. DePrez


              /s/ MICHAEL J. VAUGHT*                                      Director
 ------------------------------------------------
                Michael J. Vaught


                 /s/ PATRICE LIMA                       Controller (Principal Accounting Officer and
 ------------------------------------------------               Principal Financial Officer)
                   Patrice Lima


 *By:             /s/ LAWRENCE T. TOOMBS
        ------------------------------------------
                    Lawrence T. Toombs
                     Attorney-In-Fact

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER              DOCUMENT DESCRIPTION                REPORT OR REGISTRATION STATEMENT
 -------              --------------------                --------------------------------
   *3.1      Articles of Incorporation                 Amendment No. 4 to the Registration
                                                       Statement on Form SB-2, File No.
                                                       333-48269 filed on June 22, 1998
   *3.2      Amended and Restated By-Laws of the       Quarterly Report on Form 10-QSB, filed
             Registrant                                on November 14, 2002
 ***5.1      Opinion of Krieg DeVault LLP re
             legality of shares
  **8.1      Opinion of Krieg DeVault LLP re tax
             matters
***23.1      Consent of Krieg DeVault LLP (contained
             in Exhibits 5 and 8)
***24.1      Power of Attorney (included on the
             signature page of the registration
             statement)
***99.1(a)   Shareholder Rights Agreement
***99.1(b)   Instructions for Use of Shareholders
             Rights Agreement
***99.2      Letter to Record Shareholders
***99.3      Letter to Nominee Holders
***99.4      Letter to Clients of Nominee Holders
***99.5      Beneficial Owner Election Form
***99.6      Nominee Holder Certification
***99.7      Substitute Form W-9


---------------

  * Incorporated herein by reference as indicated.

 ** Filed herewith.


*** Previously filed.